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                                                              EXHIBIT 11
                                                          FIFTH THIRD BANCORP
                                            COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                     ($000's except per share data)
                                                           For the Three Months   For the Nine Months
                                                            Ended September 30,    Ended September 30,
                                                              1995      1994         1995      1994
                                                             ------    ------       ------    ------
Net Income                                                 $  75,189    62,844    $ 209,821   179,806
                                                            ========  ========     ========  ========
Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding              66,453    64,523       65,582    64,310
                                                            ========  ========     ========  ========
   Per share (net income divided by the weighted average
     number of shares outstanding)                         $    1.13      0.98    $    3.20      2.80
                                                            ========  ========     ========  ========
Net income per common and common equivalent share:
   Net income                                              $  75,189    62,844    $ 209,821   179,806
   Add - Interest on 4 1/4% convertible subordinated notes
     due 1998, net of applicable income taxes                  1,079     1,083        3,240     3,250
                                                            --------  --------     --------  --------
   Adjusted net income                                     $  76,268    63,927    $ 213,061   183,056
                                                            ========  ========     ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes                       68,939    67,062       68,016    66,865
                                                            ========  ========     ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    1.11      0.96    $    3.13      2.74
                                                            ========  ========     ========  ========
Net income per common share - assuming full dilution:
   Adjusted net income                                     $  76,268    63,927    $ 213,061   183,056
                                                            ========  ========     ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes                       68,967    67,063       68,108    66,872
                                                            ========  ========     ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    1.11      0.96    $    3.13      2.74
                                                            ========  ========     ========  ========
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